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                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 1st day of November, 1997 between WILLIAM P. STUEBER, II, (the "Executive"), whose address is Fourteen East Main Street, Somerville, NJ 08876 and SECURFONE AMERICA, INC., a Delaware corporation ("SecurFone" or "Company") whose address is 5850 Oberlin Street, Suite 220, San Diego, CA 92121.

                                    RECITALS:

         WHEREAS, SecurFone wishes to obtain the services of the Executive; and

         WHEREAS, the Executive desires to obtain employment with SecurFone pursuant to the terms of this Agreement;

         NOW THEREFORE, in consideration of the mutual promises contained herein and other consideration the receipt and sufficiency of which is hereby acknowledged, the Executive and SecurFone agree as follows:

         1. EMPLOYMENT. As of the date of this Agreement, SecurFone will employ the Executive as President and Chief Executive Officer of SecurFone, in accordance with the terms and conditions set forth herein. SecurFone will also use its best efforts to cause its stockholders to elect Executive to the Board of Directors of SecurFone.

         2. DUTIES. The Executive will devote not less than 40 hours per week or 90% of his business time and best efforts to the business of SecurFone and its related organizations performing such duties as are customary to his position and as may be reasonably requested by the Chairman or Board of Directors of SecurFone. The Executive will at all times conduct himself in conformity with the policies of SecurFone. The Executive is required to perform the following duties and responsibilities:

                  a. Development and implementation of the SecurFone's business plan for sales and marketing of prepaid cellular telephone services;

                  b. Negotiate and obtain resale agreements with cellular, paging and PCS carriers in markets designated by SecurFone's Board of Directors or Chief Executive Officer;

                  c. Negotiate switch platform vendor agreements to provide advance switching and voice processing services and access to domestic and international long distance telephone services;

                  d. Negotiate with banks and clearing vendors for indirect channel fund processing;

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                  e. Advise and direct key personnel hiring to implement the
          SecurFone business plan; and

                  f. Provide overall operational supervision to the SecurFone business on a daily basis. SecurFone acknowledges that Executive will not be required to relocate his residence to fulfill his employment duties hereunder.

SecurFone acknowledges that Executive has certain existing business which imposes preexisting obligations with certain cellular companies, which Stueber shall disclose to SecurFone in writing prior to the execution of this Agreement (the "Pre-Existing Obligations"). Executive represents that (i) the Pre-Existing Obligations will not affect his ability to discharge his obligations to SecurFone hereunder, and (ii) that he will not renew any of the Pre-Existing Obligations, or create any new obligations of a similar nature, without first obtaining the consent of SecurFone. In reliance on the foregoing representations, SecurFone agrees to allow Executive to continue to fulfill the Pre-Existing Obligations, so long as the representations remain true and correct in all material respects.

         3. COMPENSATION. For the performance of his duties during the term of this Agreement, the Executive will earn a monthly salary of $20,833, of which $15,000 will be payable monthly. The parties agree that the balance of such monthly salary shall be accrued and deferred without interest and shall be payable upon the earlier of (i) a determination by the Board of Directors that the Company has sufficient revenues or capital, or (ii) May 1, 1998.

         4. STOCK OPTION BENEFIT. The Company shall grant to the Executive a Non-Qualified Stock Option for 400,000 Shares of the Company's Common Stock. The Option shall be granted pursuant to a Plan adopted by the Company's Board of Directors and approved by the Company's Shareholders. The exercise price of the Option shall be $0.10 per Share. The Option shall be issued to Executive on January 6, 1998. On or before January 20, 1998, the Company shall file a Registration Statement to register the Shares underlying the Option on a Form S-8 Registration Statement (or other applicable form as may then be required for such registration) at the sole expense of the Company, and shall diligently proceed to complete such registration. Executive shall cooperate with the Company in any such registration and shall execute such documents as may be requested by the Company so as to file and effectuate such registration.

         5. BENEFIT PLANS. During the term of this Agreement, Executive shall be entitled to participate in all employee benefit plans which are maintained or established by the Company from time to time and which cover SecurFone's senior executives, provided he satisfies any applicable eligibility requirements therefor. Executive acknowledges the right of the Company to amend or terminate such plans at any time in the exercise of its discretion. Executive further acknowledges that the Company may wish to maintain insurance on his life for its benefit and agrees to submit to any physical examination which may be required in order to obtain such insurance. SecurFone has no current employee benefit plan in existence. Executive shall receive four (4) weeks paid vacation per year, commencing six (6) months from the date of this Agreement.

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         6. EXPENSES. The Executive will be reimbursed for all reasonable expenses incurred by him in performing his duties hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by SecurFone.

         7.       TERMINATION OF EMPLOYMENT.

                  a. DEATH; DISABILITY. In the event of Executive's death or Disability (as hereinafter defined), his employment with the Company shall be deemed terminated as of the end of the month in which such death or Disability occurs, and all rights, duties and obligations of the parties hereunder shall thereupon cease, except that in the case of the termination due to Disability, Executive's obligations under
         Section 11 shall continue. For purposes of this Section, Disability shall be deemed to have occurred if (a) Executive shall be unable to perform his duties on an active full-time basis by reason of disability or impairment of health for a period of at least one hundred eighty
         (180) consecutive calendar days or (b) the Company shall have received a certificate from a physician reasonably acceptable to both the Company and Executive (or his representative) to the effect that Executive is incapable of reasonably performing services under this Agreement in accordance with past practices.

                  b. BY COMPANY FOR GOOD CAUSE. Executive's employment with the Company may be terminated at the option of and by written notice from the Company if the Board of Directors of the Company shall find Good Cause for termination. For purposes of this Agreement, Good Cause shall mean only (i) Executive's willful failure to perform his duties under this Agreement within a reasonable period of time after receipt of written notice from the Company setting forth in reasonable detail the duties which Executive has failed to perform and the corrective actions expected of him; (ii) a breach of Executive's duty of loyalty to the Company, including but not limited to a breach of Executive's obligations under Sections 10 or 11 below; (iii) indictment for, conviction of, or written confession to a crime against the Company or a crime which otherwise materially adversely affects Executive's ability to perform his obligations under this Agreement, any business relationship which the Company maintains or the general reputation and good will of the Company; or (iv) Executive shall have been found by the Board of Directors of the Company to have been repeatedly and excessively using alcohol, drugs and/or any other intoxicating or controlled substance. Upon any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except that the Company shall fulfill its obligations to Executive under
         Section 8 hereof, and except for Executive's obligations under Sections 10 and 11 hereof.

                  c. BY COMPANY WITHOUT GOOD CAUSE. The Company may also terminate Executive's employment at any time by written notice without Good Cause, whereupon all rights, obligations and duties of the parties hereunder shall immediately cease, except that the Company shall fulfill its obligations to Executive under Section 8 hereof, and except for Executive's obligations under Section 11 hereof.

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                  d. BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment with the Company upon not less than sixty (60) days advance written notice for "Good Reason." Upon the effective date of any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except that (i) the Company shall fulfill its obligations to Executive under Section 8(a) hereof, (ii) the Company shall fulfill its obligations to Executive under Section 8(b) hereof, and (iii) Executive's obligations under Section 11 hereof shall remain effective. For purposes of this Agreement, the Executive will have "Good Reason" if (iv) the Board of Directors of SecurFone shall fail to re-elect, or shall remove Executive from the office of President and Chief Executive Officer of SecurFone, (v) the Board of Directors of SecurFone shall make significant negative change in the nature of scope of the authorities, powers, functions or duties of Executive hereunder,
         (vi) the Company shall fail to pay when due any compensation provided for in this Agreement and such failure is not corrected within ninety
         (90) days after notice thereof to the Company by the Executive, provided however, that the Company's failure to pay compensation when due shall not be considered Good Reason until April 1, 1998, or (vii) any pattern of conduct done with the approval of the Board of Directors of the Company which impedes the Executive in the exercise of his authorities, powers, functions or duties, hereunder in the manner in which they would normally be exercised by the President and Chief Executive Officer.

                  e. BY EXECUTIVE WITHOUT GOOD REASON. Executive may terminate his employment with the Company upon not less than sixty (60) days advance written notice. Upon the effective date of any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except for Executive's obligations under Sections
         10 and 11 hereof; provided, however, that the Company shall be required to fulfill the obligations set forth in Section 8 hereof. The Company shall not be prohibited from terminating Executive under Section 7(c) above following receipt of a notice of termination from Executive, subject to its obligations thereunder.

         8.       TERMINATION COMPENSATION.

                  a. SEVERANCE PAY. If Executive's employment is terminated pursuant to Section 7(c) or 7(d), Executive shall be entitled to the continued payment of the monthly salary described in Section 3 above for a period of six (6) months following such termination. If Executive's employment is terminated pursuant to Section 7(b) or 7(e), Executive shall be entitled to the continued payment of the monthly salary described in Section 3 above for a period of three (3) months following such termination.

                  b. ACCELERATED PAY. Notwithstanding Section 8(a), in the event of termination of Executive all compensation then due and owing and all amounts then accrued to Executive shall become due and payable upon the effective date of Executive's termination.

         9. TERM. This Agreement will continue in effect from the date hereof until November 1, 1998 unless sooner terminated under Section 7 hereof. The Agreement shall automatically renew from year to year unless either party gives no less than thirty (30) days and no more than ninety (90) days notice of its/his intent not to renew this Agreement.

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         10.      NON-COMPETITION.

                  a. RESTRICTIONS. As consideration for the compensation and benefits to be provided to the Executive under this Agreement, and as an additional incentive for Executive to enter into this Agreement, the Executive will not during the term of this Agreement and for a period of twelve (12) months thereafter if Executive's employment is terminated pursuant to Section 7(b) or 7(e), directly or indirectly, for himself or for others, in any state of the United States or in any foreign country where SecurFone or any of its Affiliates (as defined below) is then conducting the Business (as defined below) or has, during the previous twelve (12) months, conducted the business:

                           (1) engage in the Business;

                           (2) render advice, consultation, or services to or
                  otherwise assist any other person or entity who competes, directly or indirectly, with SecurFone or any of its Affiliates;

                           (3) transact any business in any manner pertaining to
                  suppliers or customers of SecurFone or any of its Affiliates which, in any manner, would have, or is likely to have, an adverse effect upon the conduct of the Business of SecurFone or any of its Affiliates; or

                           (4) induce any employee, agent or representative of
                  SecurFone or any of its Affiliates to terminate his or her employment with SecurFone or such Affiliate.

                  b. DEFINITIONS. For the purposes of this Section 10, the "Business" will mean the business activities of SecurFone and its Affiliates in sales and marketing or prepaid cellular telephone and related services using a prepaid telephone card or related wireless communications technology providing access to a national or local prepaid cellular network with advance switching and voice processing services carried on within a 100 mile radius of any facility or office operated or maintained by SecurFone or any of its Affiliates. The term "Affiliates" shall mean any entity controlling, controlled by or under common control with SecurFone, including, but not limited to, SecurFone divisions and subsidiaries, and any licensee, franchisee or agent of SecurFone products or services.

                  c. REASONABLENESS; ENFORCEMENT. The Executive understands that the foregoing restrictions may limit his ability to engage in certain business pursuits during the period provided for above, but acknowledges that he will receive sufficiently higher remuneration and other benefits from SecurFone hereunder than he would otherwise receive to justify such restriction. The Executive acknowledges that he understands the effect of the provisions of this Section 10, that he has had reasonable time to consider the effect of the provisions of this Section 10, and that he was encouraged to and had an opportunity to consult an attorney with respect to these provisions. SecurFone and the Executive consider the restrictions contained in this Section 10 to be reasonable and necessary. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a Court of competent

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         jurisdiction, the parties intend for such restrictions to be modified by such Court so as to be reasonable and enforceable and, as so modified by the Court, to be fully enforced. In the event of a breach or threatened breach of this Section 10 by Executive, SecurFone will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof and SecurFone will be entitled to pursue such other remedies at law or in equity which it deems appropriate.

         11.      CONFIDENTIAL INFORMATION.

                  a. PROHIBITION ON DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION. The Executive will at all times keep and maintain Confidential Information (as defined below) confidential and will not, at any time, either during or subsequent to his employment with SecurFone, either directly or indirectly, use any Confidential Information for his own benefit, or otherwise divulge, disclose, or communicate any Confidential Information to any person or entity in any manner whatsoever, other than employees or agents of SecurFone or its Affiliates who have a need to know such information, and then only to the extent necessary to perform their responsibilities an behalf of SecurFone or its Affiliates.

                  b. DEFINITION OF CONFIDENTIAL INFORMATION. "Confidential Information" will mean any and all information (excluding information in the public domain) relating to the Business, including, without limitation, all patents and patent applications; copyrights (whether registered or to be registered in the United States or elsewhere) which are applied for, issued to or owned by SecurFone or any of its Affiliates; inventions; trade secrets; computer programs; engineering and technical data; drawings or designs; manufacturing techniques; information concerning pricing and pricing policies; marketing techniques; suppliers; methods and manner of operations; and information relating to the identity and location of all past, present and prospective customers.

                  c. ENFORCEMENT. The Executive's obligations contained in this
         Section 11 are of a special and unique character which gives them a peculiar value to SecurFone. The parties recognize that SecurFone cannot be reasonably or adequately compensated in damages alone in an action at law should the Executive breach such obligations. The Executive therefore expressly agrees that, in addition to any other rights or remedies which SecurFone may possess, it will be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions, without bond or other security, in the event of any actual or threatened breach of such obligations by the Executive, in order to enforce this Section 11.

         12. SUCCESSORS. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of SecurFone, except that Executive's right to receive compensation may be assigned by Executive, in writing. Any amounts payable after the death of the Executive shall be paid to the executor or administrator of his estate. This Agreement will inure to the benefit of and be binding upon SecurFone, its Affiliates and their successors and assigns.

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         13. INDEMNIFICATION. The Certificate of Incorporation of the Company
provides, in Article VII thereof, captioned "Indemnification," that the Company shall indemnify certain persons under certain conditions. A copy of said Article VII is attached hereto as Exhibit A. The Company agrees that the Executive shall be a person covered by the attached Article VII, that the Executive shall be entitled to the benefit of all of the provisions of Article VII, and that such provisions shall remain in full force and effect with respect to the Executive throughout the term of this Agreement, without regard to any amendment to
Article VII which might be adopted after the date hereof. The Company agrees that to the extent the Company's obligations under this paragraph are insurable, the Company agrees to purchase insurance, in the amount of $2,500,000 to secure the Company's obligations hereunder.

         14. TIME. The parties acknowledge that time is of the essence in the performance of the obligations of each party hereto, and that the timely performance of such obligations is a pre-condition to the continuation of the obligations of the other party.

         15. EUROPE. The parties acknowledge that the Executive is not being compensated pursuant to the terms of this Agreement for any efforts he might expend on behalf of the Company or its affiliates in Europe, and that they intend to address compensation for such efforts in either a separate agreement or in a subsequent addendum hereto.

         16. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. Any action brought to enforce this Agreement or to seek relief based upon any provision of it will be brought in a court of competent jurisdiction in the State of Delaware.

         17. MERGER. This Agreement supersedes any and all prior agreements, whether written or oral, with respect to the Executive's employment by SecurFone or any of its Affiliates and contains all of the promises, representations, warranties and agreements between the parties with respect to such employment.

         18. MODIFICATION. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors.

         19. NOTICES. All notices or other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the following:

         If to the Executive:

                  William P. Stueber, II
                  Fourteen East Main Street
                  Somerville, NJ 08876

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         If to SecurFone:

                  SecurFone America, Inc.
                  5850 Oberlin Street, Suite 220
                  San Diego, CA 92121

         With a copy to:

                  John A. Hutchings, Esq.
                  Dill Dill Carr Stonbraker & Hutchings, P.C.
                  455 Sherman Street, Suite 300
                  Denver, CO 80203

Any party may from time to time change its address for purposes of this Agreement by giving notice of such change to the other party, but no such change will be deemed effective, until actually received by the party to whom it is directed. Notice and communications under this Agreement will be effective when actually received by the party to whom they are directed.

         IN WITNESS WHEREOF the parties have executed this Agreement the day and year written above.

                           SECURFONE AMERICA, INC.
                           a Delaware Corporation


                           By: /s/ Steven L. Wasserman
                              ------------------------
                           Its: Secretary
                               -----------------------


                           /s/ William P. Stueber, II
                           ---------------------------
                           WILLIAM P. STUEBER, II


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